UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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BENCHMARK ELECTRONICS, INC.

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Benchmark Electronics Highlights Track Record of Value Creation in Newly Filed Investor Presentation

Board’s Strategic Plan has Delivered Strong Financial Performance and Robust Valuation

Outlines Best-in-Class Corporate Governance and Strength of Board

Details Major Deficiencies in Industry Expertise and Business Experience of Engaged Capital Nominees

Board Urges Shareholders to Vote “FOR” ALL Benchmark’s Director Nominees on the WHITE Proxy Card

ANGLETON, Texas, May 2, 2016 -- Benchmark Electronics, Inc. (NYSE: BHE) today announced that it has filed an updated investor presentation with the U.S. Securities and Exchange Commission ("SEC") in connection with the Company’s 2016 Annual Meeting of Shareholders.  The presentation is available under the investor relations section of www.bench.com and on the SEC’s website at www.sec.gov.

The presentation highlights Benchmark’s track record of solid execution under the leadership of the Board and management, which has resulted in a strong valuation relative to peers.   Benchmark has taken – and will continue to take – numerous steps to enhance shareholder value.  These include the ongoing transition of its portfolio and revenue mix into more profitable, higher-margin markets, balanced, disciplined and shareholder-friendly capital allocation, continued execution on initiatives to improve working capital and further improvements to its best-in-class corporate governance.   Conversely, Engaged Capital has not provided any ideas that are additive to actions Benchmark already has underway, its director nominees are unqualified and offer no incremental experience and its analysis is fundamentally flawed and misguided.

As noted in a recent report by proxy advisory firm Glass Lewis & Co. (“Glass Lewis”):

“…we find several of the board's responses to the Dissident's allegations to be valid, particularly with respect to the intricacies of the Company's business, strategy and industry, which ultimately reveal what is likely a more complex situation than the Dissident perceives and would have other investors believe.” 1

The very complexity noted by Glass Lewis underscores why the Benchmark Board firmly believes that Engaged Capital’s unqualified director nominees risk undermining the ongoing successful execution of Benchmark’s strategy and ability to generate long-term shareholder value.  Furthermore, both Glass Lewis and ISS recommended that shareholders vote in favor of the Company’s say-on-pay proposal.  The proper incentives are in place, together with the proper and experienced oversight.

1 Permission to use quotations neither sought nor obtained.

The presentation also details Benchmark’s successful execution of its strategy to transition its revenue mix toward higher-value markets, and why the acquisition of Secure Technology was an essential building block of this transformation strategy.  The Secure acquisition represented the best use of capital among all alternatives reviewed at the time – more accretive to growth, margin and long-term return on invested capital (“ROIC”) than alternate uses of capital considered.   In its recent report, Glass Lewis expressed its support for the merits of the Secure transaction and Benchmark’s approach to capital allocation in general:

“…we believe the Company has adequately defended the Secure acquisition as being consistent with the Company's strategy to expand into higher-margin businesses, having paid a reasonable premium given the valuations of Secure's peers and the attractiveness of the Secure business, and having already realized certain strategic and financial benefits from the acquisition. We also believe the Company has demonstrated an appropriately balanced approach to capital allocation, spread across capital expenditures for organic growth, acquisitions of complementary businesses and consistent returns of capital via share repurchases.”

Additionally, the presentation addresses Engaged Capital’s flawed analysis and misguided claims, including its so-called “value creation plan” and critique of Benchmark’s working capital efficiency.

Benchmark recognizes the opportunity to improve working capital, and reaffirms its publicly announced 75-day cash conversion cycle (“CCC”) target it expects to achieve by the end of 2016. Benchmark hired an external consultant recommended by Engaged Capital, who confirmed the Board’s assessment of its existing, ongoing initiatives and had no incremental suggestions.
The presentation also highlights Benchmark’s best-in-class corporate governance profile and its high-quality Board that is fully aligned with the Benchmark shareholders.  Benchmark’s governance profile includes:

•	Three new independent directors have been added in the last five years, with one new director added and a new Chairman appointed in 2016;
•	Average director tenure is only 6.3 years, significantly less than our peer group[2] median average tenure of 10 years; and
•	All directors have significant C-level experience.

Under the direction of the Board’s Compensation Committee, Benchmark has designed a compensation framework to create a “pay-for-performance” culture that rewards the Company’s leadership for delivering results and creating sustainable, long-term shareholder value.  The Compensation Committee regularly evaluates compensation policy and responds to shareholder input.  Recent actions include:

•	Instituted executive compensation clawback policy in 2015 in the event of a restatement of earnings due to SEC reporting requirements.

2 Peer group includes Celestica, Flextronics, Jabil, Plexus, and Sanmina.

•	Replaced the inventory turns metric with more holistic CCC targets matching the Company’s publicly stated CCC goals, demonstrating the Board’s focus on targeting working capital improvements.

As Glass Lewis noted in its report:

“Notably, the board replaced inventory turns in the short-term compensation structure with CCC as a more holistic measurement of working capital efficiency and added CCC targets for 2016. This appears to be a step in the right direction.”

Lastly, the presentation details the strength of Benchmark’s directors and why Engaged Capital’s nominees are unqualified to serve on the Benchmark Board, given their lack of relevant industry and leadership experience.   Engaged Capital nominees Robert Gifford and Jeffrey McCreary have:

•	Never served in a permanent C-level position
•	No EMS industry experience
•	No additional value to provide to the Board

According to Glass Lewis, Engaged Capital nominee Brendan Springstubb “lacks requisite experience” to serve as a director.
The Benchmark Board has a demonstrated track record of execution.  The Board is composed of eight directors, seven of whom are independent and all of whom have been closely overseeing and stand fully behind management's execution of the Company's strategic initiatives to achieve near- and long-term revenue growth and continued profitability.  All eight of Benchmark's directors are former or current CEOs, CFOs or COOs, and each director possesses critical knowledge of the Company and the EMS industry that is crucial to the ongoing oversight of the successful execution of management's strategy.
There is simply no comparison between Benchmark’s highly qualified and diverse directors and Engaged Capital’s inferior candidates.
BENCHMARK SHAREHOLDERS ARE URGED TO VOTE THE WHITE PROXY CARD TODAY

The Benchmark Board of Directors unanimously recommends that shareholders vote the WHITE proxy card today “FOR” the election of the Board's experienced and highly qualified director nominees: David Scheible, Michael Dawson, Gayla Delly, Douglas Duncan, Kenneth Lamneck, Bernee Strom, Paul Tufano and Clay Williams.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Benchmark by voting the WHITE proxy card. Shareholders are urged to vote today by telephone, by internet, or by signing and dating the WHITE proxy card. Please do not return or otherwise vote any blue proxy card sent by Engaged Capital. If any shareholder has already sent back the blue card, they can still change their vote using the WHITE proxy card to support the Benchmark Board's highly qualified director nominees.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
Proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

About Benchmark Electronics, Inc.
Benchmark provides integrated manufacturing, design and engineering services to original equipment manufacturers of industrial equipment (including equipment for the aerospace and defense industries), telecommunication equipment, computers and related products for business enterprises, medical devices, and test and instrumentation products.  Benchmark's global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

Forward-Looking Statements
 This letter contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict” and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts. Our forward-looking statements include, among other things: guidance for 2016; statements, express or implied, concerning future operating results or margins; the ability to generate sales, income or cash flow; the benefits of the Secure acquisition and our ability to continue share repurchases; and Benchmark’s business and growth strategies and expected growth and performance. Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to our operations, markets and business environment generally. If one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All forward-looking statements included in this letter are based upon information available to Benchmark as of the date of this document, and the Company assumes no obligation to update them. Readers are advised to consult further disclosures on related subjects, particularly in Item 1A, “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2015, in its other filings with the U.S. Securities and Exchange Commission (the “SEC”) and in its press releases.

Additional Information and Where to Find It
Benchmark has filed a definitive proxy statement with the SEC with respect to the 2016 Annual Meeting and has mailed the definitive proxy statement and accompanying white proxy card to its shareholders. Benchmark shareholders are strongly encouraged to read the definitive proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they contain (or will contain) important information. Benchmark, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s definitive proxy statement for its 2016 Annual Meeting. Shareholders may obtain a free copy of the definitive proxy statement and any other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also are available free of charge on Benchmark’s website at www.bench.com under “Investor Relations – Annual Reports” or by contacting Benchmark Investor Relations at (979) 849-6550.